Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-258562 and 333-210532 on Form S-3 and Registration Statement No. 333-227189 on Form S-8 of The Necessity Retail REIT, Inc. (formerly American Finance Trust, Inc.) of our report dated April 8, 2022 (June 24, 2022, as to Notes 1 & 6), relating to the Combined Statement of Revenues and Certain Expenses of the portfolio of 81 properties (the “CIM Portfolio”) and related notes appearing in this Current Report on Form 8-K/A dated June 24, 2022.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

June 24, 2022